EXHIBIT 5.1

                [LETTERHEAD OF JONES, WALKER, WAECHTER,
                 POITEVENT, CARRERE & DENEGRE, L.L.P.]


                              May 8, 1997


BNCCORP, INC.
322 East Main
Bismarck, North Dakota   58501

Gentlemen:

     We have acted as counsel to BNCCORP, INC., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form SB-2 (the "Registration Statement") with respect to the offering by the Company of $15,000,000 principal amount of its Subordinated Notes due 2004 (the "Notes"). We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

     Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the Notes when issued in accordance with the Indenture to be entered into between the Company and Firstar Trust Company, as Trustee, against payment therefor as described in the Registration Statement, will constitute valid and binding obligations of the Company.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus contained therein. In giving this consent, we do not admit that we are within the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission.

                                 Yours very truly,

                                 /s/ Jones, Walker Waechter, Poitevent,
                                     Carrere & Denegre, L.L.P.

                                 JONES, WALKER, WAECHTER,
                                 POITEVENT, CARRERE & DENEGRE, L.L.P.